Exhibit 99

Brookline Bancorp Announces 2003 First Quarter Operating Results and Dividend Declaration

    BROOKLINE, Mass.--(BUSINESS WIRE)--April 16, 2003--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today that it had a net loss of $148,000, or $0.00 per share (on a basic and diluted basis), for the quarter ended March 31, 2003 compared to net income of $5,478,000, or $0.10 per share ($0.09 on a diluted basis), for the quarter ended March 31, 2002. The net loss in the 2003 quarter resulted from a $5,515,000 charge to earnings that is explained in the next paragraph.
    On March 5, 2003, the Governor of the Commonwealth of Massachusetts signed a law that denies dividend received deductions for dividend distributions from REITs in determining Massachusetts taxable income. The law not only disallows dividend received deductions for the year 2003 and thereafter, but also disallows dividend received deductions retroactively to tax years beginning in 1999. While the Company is evaluating whether to challenge the constitutionality of the retroactive legislation and intends to continue to appeal the Notices of Assessment it received from the Massachusetts Department of Revenue, it was obliged under U.S. generally accepted accounting principles to provide for the taxes and interest resulting from the new law at the time of its enactment. Accordingly, $5,515,000 was charged to first quarter earnings to recognize the liabilities for taxes and interest resulting from the retroactive application of the new law to the Company's REIT subsidiary for the years 1999 through 2002. This amount is net of federal and state income tax benefits. State excise taxes and interest payments are deductible for federal income tax purposes and interest payments are deductible for state tax purposes. The inability to deduct dividends received from the Company's REIT and the accrual of interest on taxes not yet paid resulted in an after-tax charge to 2003 first quarter earnings of $302,000. It is expected that net income during the remainder of 2003 will likewise be reduced by approximately $300,000 per quarter.
    Excluding the $5,515,000 charge described in the preceding paragraph, net income was $5,367,000 in the 2003 quarter compared to $5,478,000 in the 2002 quarter. These amounts include securities gains (on an after-tax basis) of $211,000 and $591,000, respectively.
    Average earning assets increased $314 million, or 28.7%, from $1.097 billion in the 2002 quarter to $1.411 billion in the 2003 quarter as a result of completion of the Company's stock offering and reorganization from a mutual holding company structure in July 2002. The net proceeds from the stock offering exceeded $332 million. Despite the increase in earning assets, total interest income declined from $17,351,000 in the 2002 quarter to $17,286,000 in the 2003 quarter as average yields continued to plummet. The average yield on earning assets declined from 6.32% in the 2002 quarter to 4.91% in the 2003 quarter due in part to (a) the placement of much of the proceeds from the stock offering in high quality investments with relatively short maturities and (b) extensive refinancing of existing mortgage loans at lower rates. Because of uncertainty about the future direction of interest rates, the Company has concentrated its investment purchases mostly in collateralized mortgage obligations ("CMOs") with projected maturities in the two to four year range. For the past few months, mortgage loans that comprise the CMOs have been prepaying at accelerated rates. The magnitude of the prepayments has caused a reduction in income earned on CMOs since premiums paid at the time of their acquisition must be amortized over shorter time periods than originally estimated.
    Interest expense on deposits and borrowed funds was $1,817,000, or 27.2%, lower in the 2003 quarter than in the 2002 quarter due to the declining interest rate environment and a $54.8 million reduction in average borrowings outstanding, $45 million of which resulted from prepayment of high rate borrowings in the last four months of 2002.
    The current interest rate environment is the lowest in over forty years. Continuation of that environment or further declines in interest rates will have a negative impact on the Company's net interest income and net interest margin. Since a high percent of the Company's assets (over 40%) are funded by stockholders' equity, declining rates cause a greater reduction in asset yields than the amount of reduction in rates paid on deposits and borrowed funds. Conversely, rising interest rates would have a positive effect on the Company's net interest income and net interest margin.
    A $375,000 provision for loan losses was charged to earnings in the 2003 quarter compared to a $100,000 credit to earnings in the 2002 quarter. The credit resulted primarily from shrinkage in loans outstanding during the first quarter of 2002. The 2003 provision resulted primarily from $27.7 million of mortgage loan growth during the quarter and inauguration of indirect auto lending which grew to $13.0 million of loans outstanding at March 31, 2003. Most of the mortgage loan growth was in the multi-family and commercial real estate segments and was partly attributable to a program that offered discounted rates on selected new loans. Rates offered exceeded rates that otherwise would have been earned on the Company's excess liquidity.
    As mentioned in prior communications, the Company entered the indirect auto lending business in the first quarter. The activity to date with respect to the volume and credit quality of loans originated has been encouraging. As a result, we expect the total of loan originations for 2003 to be increased from the $30 million to $50 million range previously communicated to a range of $70 million to $100 million. While the added volume allows fixed overhead to be spread over a larger base of business, short-term earnings are penalized since provisions for loan losses are established at the time of origination and before realization of interest income. Accordingly, we continue to project that the indirect auto lending business will reduce 2003 earnings by around $0.01 per share and operate profitably in the second half of 2004.
    Excluding securities gains, non-interest income increased from $582,000 in the 2002 quarter to $632,000 in the 2003 quarter. Increased fees from changes in pricing of deposit services and from mortgage loan prepayments offset a decline in earnings from the Company's equity interest in a specialty finance company and from market valuation of the Company's outstanding swap agreement.
    Non-interest expense increased $414,000, or 11.1%, in the 2003 quarter compared to the 2002 quarter. The increase was attributable to expense related to indirect auto lending activities ($102,000); higher personnel costs ($195,000, or 9.4%) due to expanded staff, higher premiums for medical and dental benefits and added ESOP expense caused by the increase in the market value of the Company's stock; higher occupancy costs; higher contributions expense as a result of no longer having a mutual holding company structure; and a Delaware franchise tax. Partly offsetting these increases was a reduction in data processing expenses due primarily to consolidation of customer accounts.
    The effective income tax rate on earnings, excluding the effect of the retroactive REIT assessment, increased from 36.0% in the 2002 quarter to 39.5% in the 2003 quarter. The higher rate, which resulted from the change in the tax treatment of REITs previously described herein, is expected to continue throughout 2003.
    On March 7, 2003, the Company received regulatory non-objection to its request to purchase up to 5% of its outstanding common stock, or 2,937,532 shares. Between that date and March 31, 2003, the Company purchased 1,135,000 at a total cost of $14,691,000, or $12.94 per share.
    The Board of Directors of the Company approved a quarterly dividend of $0.085 per share of common stock to stockholders of record as of April 30, 2003 and payable May 15, 2003.

    This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that might cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                   (In thousands except share data)

                                     March 31,  December 31, March 31,
                                       2003        2002        2002
                                    (unaudited)            (unaudited)

          Assets

Cash and due from banks            $   11,651  $   13,571  $   13,431
Short-term investments                148,897     224,897      63,229
Securities available for sale         393,017     361,049     205,116
Securities held to maturity
 (market value of $3,776,
  $4,944 and $8,636 respectively)       3,717       4,861       8,547
Restricted equity securities            9,423       9,423       9,423
Loans, excluding money market loan
 participations                       842,811     803,425     819,860
Money market loan participations        8,700       4,000      10,000
Allowance for loan losses             (15,424)    (15,052)    (15,212)
     Net loans                        836,087     792,373     814,648
Other investment                        3,917       3,979       3,772
Accrued interest receivable             5,150       5,224       5,169
Bank premises and equipment, net        2,175       1,813       1,803
Deferred tax asset                      9,516       5,779       4,141
Other assets                              496         388         515
     Total assets                  $1,424,046  $1,423,357  $1,129,794

   Liabilities and Stockholders' Equity

Deposits                           $  663,018  $  649,325  $  640,409
Borrowed funds                        123,945     124,900     178,970
Mortgagors' escrow accounts             4,790       4,256       4,689
Income taxes payable                   10,248       4,970       9,464
Accrued expenses and other
 liabilities                            8,534       7,525       6,627
     Total liabilities                810,535     790,976     840,159

Stockholders' equity:
  Preferred stock, $.01 par value;
   50,000,000 shares,
   50,000,000 shares and
   5,000,000 shares,
   authorized respectively;
   none issued                            -           -           -
  Common stock, $0.01 par value;
   200,000,000 shares,
   200,000,000 shares and
   45,000,000 shares authorized
   respectively; 58,924,935
   shares, 58,714,948 shares
   and 29,718,421 shares issued,
   respectively                           589         587         297
  Additional paid-in capital          450,893     449,254     141,276
  Retained earnings, partially
   restricted                         180,720     185,788     180,896
  Accumulated other comprehensive
   income (A)                           3,279       4,155       6,798
  Treasury stock, at cost -
   1,135,000 shares, 170,299 shares
     and 2,921,378 shares,
     respectively                     (16,635)     (1,944)    (33,813)
  Unearned compensation -
   recognition and retention plan        (701)       (741)       (862)
  Unallocated common stock held by
   ESOP - 849,863 shares
   865,364 shares and 415,711
   shares, respectively                (4,634)     (4,718)     (4,957)
       Total stockholders' equity     613,511     632,381     289,635
       Total liabilities and
        stockholders' equity       $1,424,046  $1,423,357  $1,129,794

(A) Represents net unrealized gains on securities available for sale, net of taxes.



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income

                   (In thousands except share data)

                                                 Three months ended
                                                      March 31,
                                                 2003          2002
                                                    (unaudited)
Interest income:
  Loans, excluding money market loan
   participations                            $    13,255  $    14,439
  Money market loan participations                    13           37
  Debt securities                                  3,253        2,309
  Marketable equity securities                       111          132
  Restricted equity securities                        77           83
  Short-term investments                             577          351
     Total interest income                        17,286       17,351

Interest expense:
  Deposits                                         3,442        4,076
  Borrowed funds                                   1,421        2,604
     Total interest expense                        4,863        6,680
Net interest income                               12,423       10,671
Provision (credit) for loan losses                   375         (100)
     Net interest income after provision
      (credit) for loan losses                    12,048       10,771

Non-interest income:
  Fees and charges                                   546          368
  Gains on sales of securities, net                  328          922
  Swap agreement market valuation credit              18           53
  Other income                                        68          161
     Total non-interest income                       960        1,504

Non-interest expense:
  Compensation and employee benefits               2,392        2,082
  Occupancy                                          337          287
  Equipment and data processing                      627          703
  Advertising and marketing                          187          162
  Other                                              591          486
     Total non-interest expense                    4,134        3,720

Income before income taxes                         8,874        8,555

Income tax expense:
  Provision for income taxes                       3,507        3,077
  Retroactive assessment related to REIT           5,515            -
     Total income tax expense                      9,022        3,077

     Net income                              $      (148) $     5,478

Weighted average common shares
  outstanding during the period:
     Basic                                    57,468,369   57,456,025
     Diluted                                  58,420,730   58,410,637

Earnings per common share:
     Basic                                   $      0.00  $      0.10
     Diluted                                        0.00         0.09



                                          Three months ended March 31,
                                                      2003
                                                               Average
                                          Average               yield/
                                          balance   Interest(1)   cost

                                              (Dollars in thousands)
Assets:

Interest-earning assets:
   Short-term investments               $  191,207    $   577    1.22%
   Debt securities (2) (4)                 371,163      3,253    3.51
   Equity securities (2)                    22,872        230    4.02
   Mortgage loans (3)                      793,170     12,819    6.47
   Commercial participation loans            3,921         13    1.34
   Other commercial loans (3)               22,833        344    6.03
   Consumer loans (3)                        3,305         63    7.62
   Auto finance loans (3)                    2,911         29    4.04
      Total interest-earning assets      1,411,382     17,328    4.91
Allowance for loan losses                  (15,187)
Non-interest earning assets                 27,416
      Total assets                      $1,423,611

Liabilities and Stockholders' Equity:

Interest-bearing liabilities:
   Deposits:
      NOW accounts                      $   65,237         35    0.22%
      Savings accounts (5)                  16,992         35    0.84
      Money market savings accounts        278,233      1,244    1.81
      Certificate of deposit accounts      265,539      2,128    3.25
         Total deposits                    626,001      3,442    2.23
   Borrowed funds (6)                      124,088      1,396    4.50
         Total interest-bearing
          liabilities                      750,089      4,838    2.62

Non-interest-bearing demand
 checking accounts                          27,017
Other liabilities                           16,319
         Total liabilities                 793,425
Retained earnings                          630,186
         Total liabilities and
          retained earnings             $1,423,611
Net interest income (tax equivalent
 basis)/interest rate spread (7)                       12,490    2.29%
Less adjustment of tax exempt income                       42
Net interest income                                   $12,448
Net interest margin (8)                                          3.54%



                                          Three months ended March 31,
                                                      2002
                                                               Average
                                          Average               yield/
                                          balance   Interest(1)   cost

                                             (Dollars in thousands)
Assets:

Interest-earning assets:
   Short-term investments               $   82,317   $    351    1.73%
   Debt securities (2) (4)                 158,103      2,244    5.68
   Equity securities (2)                    26,991        263    3.92
   Mortgage loans (3)                      787,127     13,958    7.09
   Commercial participation loans            7,856         37    1.91
   Other commercial loans (3)               31,576        409    5.18
   Consumer loans (3)                        3,149         72    9.15
   Auto finance loans (3)                      -          -       -
      Total interest-earning assets      1,097,119     17,334    6.32
Allowance for loan losses                  (15,301)
Non-interest earning assets                 28,432
      Total assets                      $1,110,250

Liabilities and Stockholders' Equity:

Interest-bearing liabilities:
   Deposits:
      NOW accounts                      $   72,668         88    0.49%
      Savings accounts (5)                  13,911         43    1.25
      Money market savings accounts        262,156      1,290    2.00
      Certificate of deposit accounts      260,841      2,655    4.13
         Total deposits                    609,576      4,076    2.71
   Borrowed funds (6)                      178,885      2,604    5.91
         Total interest-bearing
          liabilities                      788,461      6,680    3.44
Non-interest-bearing demand checking
 accounts                                   17,998
Other liabilities                           15,930
         Total liabilities                 822,389
Retained earnings                          287,861
         Total liabilities and
          retained earnings             $1,110,250
Net interest income (tax equivalent
 basis)/interest rate spread (7)                       10,654    2.88%
Less adjustment of tax exempt income                       48
Net interest income                                  $ 10,606
Net interest margin (8)                                          3.88%


(1) Tax exempt income on equity securities is included on a tax equivalent basis.

(2) Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Excluded from interest income in the 2002 period is $65 of an interest payment on a defaulted bond that relates to prior periods.

(5) Savings accounts include mortgagors' escrow accounts.

(6) The 2003 period excludes a $25 interest charge on a prepaid FHLB advance that relates to prior periods.

(7) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(8) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data


                                                 Three months ended
                                                      March 31,
                                                  2003        2002
Performance Ratios (annualized):
  Return on average assets                        (0.04)%     1.99%
  Return on average stockholders' equity          (0.09)%     7.67%
  Return on average stockholders' equity,
   excluding effect of unrealized gains on
   securities available for sale, net of taxes    (0.09)%     7.86%
  Interest rate spread                              2.29%     2.88%
  Net interest margin                               3.54%     3.88%
  Efficiency ratio (A)                             31.67%    33.06%

Dividend paid per share during period            $ 0.085    $0.073 (B)


(A) Represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income (exclusive of securities gains).

(B) Adjusted to reflect exchange of shares resulting from reorganization on July 9, 2002.



                                    March 31,  December 31,  March 31,
                                      2003        2002         2002
                          (dollars in thousands except per share data)

Capital Ratio:
   Stockholders' equity to
    total assets                       43.08%      44.43%       25.64%

Asset Quality:
   Non-performing loans             $    137     $     5     $      5
   Non-performing assets                 137           5            5
   Allowance for loan losses          15,424      15,052       15,212
   Allowance for loan losses as a
    percent of total loans,
    excluding money market
    loan participations                 1.83%       1.87%        1.86%
   Non-performing assets as a
    percent of total assets              -           -            -

Per Share Data:
   Book value per share             $  10.65     $ 10.80     $4.94 (B)
   Market value per share              12.52       11.90      7.80 (B)


    CONTACT: Brookline Bancorp, Inc.
             Paul R. Bechet, 617/278-6405